Exhibit 21

LIST OF SUBSIDIARIES

Mobilisa, Inc. - 100% owned by Intellicheck Mobilisa, Inc. (as of March 14, 2008)

Positive Access Corporation - 100% owned by Intellicheck Mobilisa, Inc. (as of August 31, 2009)